Exhibit 99.1

Hydrofarm Holdings Group Announces First Quarter 2025 Results
Restructuring and Cost Savings Initiatives Continue to Yield Substantial Expense Reductions
Shoemakersville, PA — May 13, 2025 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its first quarter ended March 31, 2025.
First Quarter Highlights vs. Prior Year Period:
•Net sales decreased to $40.5 million compared to $54.2 million.
•Gross Profit and Adjusted Gross Profit(1) for first quarter 2025 of $6.9 million and $8.5 million, respectively.
•Gross Profit Margin decreased to 17.0% of net sales compared to 20.2%.
•Adjusted Gross Profit Margin(1) decreased to 21.0% of net sales compared to 23.4%.
•SG&A expense and Adjusted SG&A(1) expense decreased by (9.0)% and (11.0)%, respectively.
•Net loss increased to $14.4 million compared to $12.6 million.
•Adjusted EBITDA(1) of $(2.4) million compared to $0.3 million.
•Cash used in operating activities and Free Cash Flow(1) were $(11.8) million and $(12.0) million, respectively.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
John Lindeman, Chief Executive Officer of Hydrofarm, said, “In the first quarter we achieved sequential improvements across the business by reinvigorating the focus on our higher margin proprietary brands, and executing on our strategic priorities. Our proprietary brand sales mix increased to 55% compared to 52% in the fourth quarter of 2024, led by our consumable products, driving substantial improvement in our Adjusted Gross Profit margin sequentially. We also delivered significant savings in Adjusted SG&A expense, marking our 11th consecutive quarter of meaningful year-over-year expense reductions. While ongoing industry headwinds weighed on year-over-year results, we are controlling what we can and believe that we can build on this progress throughout the year. We are committed to growing our proprietary brand sales mix, further optimizing our distribution network, and implementing additional cost-saving measures, and as we execute on this strategic roadmap, we expect to enhance long-term shareholder value."
First Quarter 2025 Financial Results
Net sales in the first quarter of 2025 decreased 25.2% to $40.5 million compared to $54.2 million in the prior year period. This was primarily due to a 22.6% decline in volume/mix of products sold and a 1.8% decrease in price. The net sales decline was primarily related to an oversupply in the cannabis industry.
Gross Profit decreased to $6.9 million, or 17.0% of net sales, compared to $10.9 million, or 20.2% of net sales, in the prior year period. Adjusted Gross Profit(1) decreased to $8.5 million, or 21.0% of net sales, compared to $12.7 million, or 23.4% of net sales, in the prior year period. The decreases in Gross Profit and Adjusted Gross Profit(1), Gross Profit Margin, Adjusted Gross Profit Margin(1) were primarily due to lower net sales and a decline in proprietary brand sales mix.
Selling, general and administrative (“SG&A”) expense was $17.9 million, compared to $19.6 million in the prior year period, and Adjusted SG&A(1) expense was $11.0 million compared to $12.3 million in the prior year period.

The reductions were mainly due to decreases in compensation costs from lower headcount, and facility costs, driven by the Company's restructuring actions and related cost-saving initiatives, which more than offset higher bad debt expense.
Net loss was $14.4 million, or $(3.12) per diluted share, compared to a net loss of $12.6 million, or $(2.75) per diluted share, in the prior year period. The increase in net loss from the prior year period was primarily due to lower sales and lower gross profit margin, partially offset by SG&A expense reductions.
Adjusted EBITDA(1) decreased to $(2.4) million, compared to $0.3 million in the prior year period. The reduction was related to lower net sales and lower Adjusted Gross Profit Margin(1), partially offset by Adjusted SG&A(1) expense reductions.
Balance Sheet, Liquidity and Cash Flow
As of March 31, 2025, the Company had $13.7 million in cash and approximately $17.0 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the first quarter with $119.0 million in principal balance on its Term Loan outstanding, $8.2 million in finance leases, and $0.1 million in other debt outstanding. During 2025 and 2024, the Company maintained a zero balance on its Revolving Credit Facility. As of March 31, 2025, the Company was in compliance with debt covenants under its Revolving Credit Facility and Term Loan. On May 9, 2025, the Company entered into a seventh amendment to its Revolving Credit Facility to extend the maturity date to June 30, 2027 and reduce the maximum commitment amount to $22 million.
Cash used in operating activities was $(11.8) million and the Company invested $0.2 million in capital expenditures, yielding Free Cash Flow(1) of $(12.0) million during the three months ended March 31, 2025. Free Cash Flow(1) is typically seasonally negative during the first quarter.
Full Year 2025 Outlook
Due to macroeconomic uncertainty related to the evolving global tariff policy, and prolonged cannabis industry headwinds, the Company is withdrawing its full year 2025 outlook for net sales, Adjusted EBITDA(1), and Free Cash Flow(1). The Company is providing the following performance indicators, assumptions and action plans relating to fiscal year 2025:
•High tariffs on imported products from China, or new tariffs from other countries, could impact the cost of certain products and may negatively impact the Company's 2025 financial performance.
•Improved year-over-year Adjusted Gross Profit Margin(1) resulting primarily from an expectation of (i) a higher full year proprietary brand sales mix, (ii) continued benefit from cost savings associated with 2024 restructuring and related productivity initiatives as well as new cost savings planned for 2025, (iii) minimal non-restructuring inventory reserves or related charges.
•Reduced year-over-year Adjusted SG&A(1) expense resulting from full year benefit of reductions completed in 2024 and further reductions in professional and outside service fees, facilities and insurance expense.
•Reduction in inventory and positive free cash flow for the remainder of 2025.
•Capital expenditures of less than $2 million for full year 2025.
Hydrofarm remains committed to its previously established strategic priorities: drive diverse high-quality revenue streams, improve profit margins and strengthen financial position.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Conference Call and Presentation
The Company will host a conference call to discuss financial results for the first quarter 2025 today at 8:30 a.m. Eastern Time. John Lindeman, Chief Executive Officer, and Kevin O'Brien, Chief Financial Officer, will host the call. An earnings presentation is also available for reference on the Hydrofarm investor relations website.
The conference call can be accessed live over the phone by dialing 1-800-343-5172 and entering the conference ID: HYFMQ1. The conference call will also be webcast live and archived on the Company's investor relations website at https://investors.hydrofarm.com/ under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s Revolving Credit Facility and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to meet the continued listing standards of Nasdaq; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended March 31,
	2025	2024
Net sales	$40,534	$54,172
Cost of goods sold	33,657	43,247
Gross profit	6,877	10,925
Operating expenses:
Selling, general and administrative	17,863	19,621
Loss from operations	(10,986)	(8,696)
Interest expense	(3,377)	(3,931)
Other income, net	60	215
Loss before tax	(14,303)	(12,412)
Income tax expense	(82)	(196)
Net loss	$(14,385)	$(12,608)

Net loss per share(1):
Basic	$(3.12)	$(2.75)
Diluted	$(3.12)	$(2.75)
Weighted-average shares of common stock outstanding(1):
Basic	4,614,510	4,581,221
Diluted	4,614,510	4,581,221
(1) Net loss per share and Weighted-average shares of common stock outstanding amounts have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$13,728	$26,111
Accounts receivable, net	20,919	14,756
Inventories	49,902	50,633
Prepaid expenses and other current assets	4,137	3,712
Total current assets	88,686	95,212
Property, plant and equipment, net	36,456	37,545
Operating lease right-of-use assets	40,863	42,869
Intangible assets, net	243,079	249,002
Other assets	1,473	1,476
Total assets	$410,557	$426,104
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,092	$12,279
Accrued expenses and other current liabilities	7,414	10,647
Deferred revenue	2,307	2,611
Current portion of operating lease liabilities	7,785	7,731
Current portion of finance lease liabilities	467	459
Current portion of long-term debt	5,876	1,260
Total current liabilities	39,941	34,987
Long-term operating lease liabilities	35,629	37,553
Long-term finance lease liabilities	7,711	7,830
Long-term debt	109,968	114,693
Deferred tax liabilities	3,047	3,047
Other long-term liabilities	4,316	4,272
Total liabilities	200,612	202,382
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,615,725 and 4,614,279 shares issued and outstanding at March 31, 2025, and December 31, 2024, respectively)(1)	—	—
Additional paid-in capital	790,565	790,094
Accumulated other comprehensive loss	(8,774)	(8,911)
Accumulated deficit	(571,846)	(557,461)
Total stockholders’ equity	209,945	223,722
Total liabilities and stockholders’ equity	$410,557	$426,104
(1) Shares issued and outstanding have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2025	2024
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$6,877	$10,925
Depreciation, depletion and amortization	1,313	1,649
Restructuring expenses[1]	342	91
Adjusted Gross Profit (Non-GAAP)	$8,532	$12,665

As a percent of net sales:
Gross Profit Margin (GAAP)	17.0%	20.2%
Adjusted Gross Profit Margin (Non-GAAP)	21.0%	23.4%

	Three months ended March 31,
	2025	2024
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$17,863	$19,621
Depreciation, depletion and amortization	5,996	6,236
Restructuring expenses[1]	20	47
Severance and other[2]	184	134
Stock-based compensation[3]	475	868
Acquisition and integration expenses[4]	208	—
Adjusted SG&A (Non-GAAP)	$10,980	$12,336

As a percent of net sales:
SG&A (GAAP)	44.1%	36.2%
Adjusted SG&A (Non-GAAP)	27.1%	22.8%

	Three months ended March 31,
	2025	2024
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(14,385)	$(12,608)
Interest expense	3,377	3,931
Income tax expense	82	196
Depreciation, depletion and amortization	7,309	7,885
Restructuring expenses[1]	362	138
Severance and other[2]	184	134
Stock-based compensation[3]	475	868
Acquisition and integration expenses[4]	208	—
Other income, net[5]	(60)	(215)
Adjusted EBITDA (Non-GAAP)	$(2,448)	$329

As a percent of net sales:
Net loss (GAAP)	(35.5)%	(23.3)%
Adjusted EBITDA (Non-GAAP)	(6.0)%	0.6%

	Three months ended March 31,
	2025	2024
Reconciliation of Free Cash Flow:
Net cash used in operating activities (GAAP):	$(11,763)	$(2,297)
Capital expenditures of Property, plant and equipment (GAAP)	(244)	(1,442)
Free Cash Flow (Non-GAAP):	$(12,007)	$(3,739)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three months ended March 31, 2025 and 2024, Restructuring expenses primarily related to charges incurred to relocate and terminate certain facilities, and non-cash inventory markdowns associated with manufacturing facility consolidations.
2.For the three months ended March 31, 2025, Severance and other charges primarily related to legal costs related to the 1-for-10 reverse stock split effected on February 12, 2025, as well as severance charges. For the three months ended March 31, 2024, Severance and other charges primarily related to estimated legal costs related to certain litigation.
3.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
4.For the three months ended March 31, 2025, Acquisition and integration expenses includes consulting, transaction services and legal fees for potential acquisitions, divestitures, or strategic combinations.
5.Other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.
We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.